Form C

Cover Page

Name of issuer:

Phenomix Sciences LLC

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: MN

Date of organization: 8/9/2017

Physical address of issuer:

2316 Baihly Hills Dr SW
Rochester MN 55902

Website of issuer:

http://www.phenomixsciences.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

5.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

Securities equal to 2.0% of the securities sold will be issued to the intermediary upon a successful fundraise.

Type of security offered:

☐ Common Stock
☐ Preferred Stock
☐ Debt
☑ Other

If Other, describe the security offered:

Convertible Note

Target number of securities to be offered:

200,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $200,000; interests will be sold in increments of $1; each investment is convertible to one unit as described under Item 13.

Target offering amount:

$200,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,070,000.00

Deadline to reach the target offering amount:

3/30/2019

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

1

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$22,617.00	$6,621.00
Cash & Cash Equivalents:	$22,617.00	$6,621.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$0.00	$0.00
Long-term Debt:	$0.00	$0.00
Revenues/Sales:	$0.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($21,503.00)	($6,880.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Phenomix Sciences LLC

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Andres Acosta	President	Phenomix Sciences LLC	2017
Sean McCauley	Senior Advisor	TPG Capital	2018

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Andres Acosta	President	2017
Andres Acosta	CEO	2017
Ross Higgins	COO	2018

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Andres Acosta	800000.0 common units	80.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

FDA or other governmental actions could introduce new and unforeseen regulatory burdens or limitations relating to how we develop, sell, or market the test. There can be no assurance that new regulations will not interfere with our proposed business model.

Our management team is small, consists of some part time personnel and therefore the loss of services by any member of the team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

Although provisional patents have been filed, there is no assurance that patents will be issued or that claims will not be challenged in the future. Loss of IP may dilute our early-to-market position in the obesity space and/or may expose us to new competition, or challenges to our business.

Laboratory tests are technically complex, requiring very sophisticated equipment, software, and highly trained personnel to validate, operate, maintain, and perform them. Despite our best efforts of mitigation, human or technical errors and unforeseen challenges could occur. Such occurrences could bring rise to launch/testing delays, unexpected costs, legal or regulatory actions, and/or adverse effects to our business and reputation.

Our initial business model requires that healthcare providers order the test on behalf of their patients. While we have developed a strategy to market and reach the likely ordering providers, there is no assurance that these providers will adopt the test and utilize it at a rate that meets our expectations.

Our initial payment model requires patients to pay out of pocket for the testing services rather than billing to their insurance company. While out-of-pocket healthcare expenditures are increasingly common, especially for obesity and wellness-related products/services, there is no assurance that patients will be willing to pay out of pocket for the testing at a rate that meets our expectations.

While we intend to pursue support for third party reimbursement of testing services in the future to open up revenue opportunities for patients not willing to pay out of pocket for testing, there is also no assurance of a positive coverage determination from payers or that the reimbursement rates set for our test by payers will be favorable relative to the cash payment rates.

Obesity, genomics, and the metabolomics, are each dynamic and evolving fields of study with new clinical or scientific data emerging on a constant basis. There is no assurance that our initial clinical validations adequately controlled for all variables, or that new evidence will not emerge in the future that could change or refute the interpretation, accuracy, or relevancy of our test.

Our future success depends on the efforts of a small management team and part time founders. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

The Company has not yet authorized the preferred units into which the convertible note may convert.

The financial statements of the company have been prepared on the going concern basis, which assumes that the Company will continue in operation for the foreseeable future. However, management has identified the following conditions and events that created an uncertainty about the ability of the Company to continue as a going concern. The company is in a pre-revenue stage and incurring expenses without generating income. The following describes management's plans that are intended to mitigate the conditions and events that raise substantial doubt about the Company's ability to continue as a going concern. The company plans to raise an additional $3 million within the first two quarters of 2019 for working capital needs. The Company's ability to meet its obligations as they become due is dependent upon the success of management's plans, as described above. These conditions and events create an uncertainty about the ability of the Company to continue as a going concern through October 29, 2019 (one year after the date that the financial statements are available to be issued). The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Andres Acosta is a part-time officer. As such, it is likely that the company will not make the same progress as it would if that were not the case.

The company is an early stage company that is pre-revenue. The company cannot guarantee when and if it will produce revenues in the future.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$200,000**

Use of Proceeds: 95% for acquisition of key laboratory equipment

5% for Wefunder intermediary fee

If we raise: **$1,070,000**

Use of Proceeds: 45% for acquisition of key laboratory equipment, reagents, and software

50% for initial staff (laboratory, business development)

5% for Wefunder intermediary fee

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 450 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 450 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

Convertible note with $9,600,000.00 valuation cap; 20.000% discount; 6% interest.
See exact security attached as Appendix B, Investor Contracts.

Type of Security: Convertible Promissory Notes ("Notes").

Amount to be Offered: The minimum goal of the raise is $200,000.00. The maximum is $1,070,000.

Valuation Cap: $9,600,000.00

Discount Rate: 80%

Maturity Date: 24 months from the Effective Date.

Investors: A "Major Investor" shall be an Investor that purchases a Note or Notes with an aggregate original principal balance of $25,000.00 or more.

Interest Rate: Interest shall accrue on the unpaid principal amount at a rate equal to 6% per annum, compounded annually, from the actual date funds were received by the Company and shall payable at the Maturity Date (defined hereafter).

Conversion and Repayment

(a) Conversion upon a Change of Control. If the Company consummates a Change of Control (as defined below) while this Note remains outstanding, the Company shall convert the outstanding principal amount of this Note and any unpaid accrued interest into *Membership Units* of the Company ("Membership Units") at a conversion price equal to the quotient resulting from dividing 9.6M
by the number of outstanding Common Units immediately prior to the Change of Control (assuming conversion of all securities convertible into Common Units and exercise of all outstanding options and warrants, but excluding the equity securities of the Company issuable upon the conversion of the Notes or other indebtedness). A *"Change of Control"* means (i) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other reorganization, other than any such consolidation, merger or reorganization in which the units of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company's voting power is transferred; (iii) the sale or transfer of all or substantially all of the Company's assets, or the exclusive license of all or substantially all of the Company's material intellectual property or (iv) the closing of the Company's first firm commitment underwritten initial public offering of Units pursuant to a registration statement filed under the Act; provided that a Change of Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor, indebtedness of the Company is cancelled, or converted or a combination thereof. The Company shall give the Holder notice of a Change of Control not less than 10 days prior to the anticipated date of consummation of the Change of Control.

(b) Procedure for Conversion. In connection with any conversion of this Note into equity securities of the Company (the "Conversion Securities"), the Holder shall surrender this Note to the Company and deliver to the Company any documentation reasonably required by the Company. The Company shall not be required to issue or deliver the Conversion Securities until the Holder has surrendered this Note to the Company and delivered to the Company any such documentation. Upon the conversion of this Note into the Conversion Securities, in lieu of any fractional Conversion Securities to which the Holder would otherwise be entitled, the Company shall pay the Holder cash equal to such fraction multiplied by the price at which this Note converts. To secure the Holder's obligations to execute and deliver the documentation required by this subsection, the Holder hereby appoints the Chief Executive Officer of the Company as the Holder's true and lawful attorney, with the power to act alone and with full power of substitution, to execute and deliver all such documentation required by this subsection if, and only if, the Holder fails to execute or deliver such documentation as required by this subsection. The power granted by the Holder pursuant to this subsection is coupled with an interest and is given to secure the performance of the Holder's duties under this Note, and is irrevocable and will survive the death, incompetency, disability, merger or reorganization of the Holder.

(c) Interest Accrual. If a Change of Control is consummated, all interest on this Note shall be deemed to have stopped accruing as of a date selected by the Company that is up to 10 days prior to the signing of the definitive agreement for the Change of Control.

Pro Rata Rights: *Private Sales for Major Investors.* Investors who invest at least $25,000.00 and are "accredited investors" will receive the right to purchase a pro-rata share of privately placed securities occurring after an equity offering covered by the Notes.

Voting Rights. This Note does not by itself entitle Holder to any voting rights or other rights as a unitholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a unitholder of the Company for any purpose.

Repurchase. If the Company determines, in its sole discretion, that it is likely that within six months the securities of the Company will be held of record by a number of persons that would require the Company to register a class of its equity securities under the Securities Exchange Act of 1934, as amended, as required by Section 12(g) thereof, the Company shall have the option to repurchase this instrument from the Investor for the greater of (i) the Purchase Amount and (ii) the fair market value of this instrument, as determined by an independent appraiser of securities chosen by the Company (such repurchase, the "Repurchase," and such greater value, the "Repurchase Value"); provided, however, that, in the event an Equity Financing occurs within three months after the Repurchase and the Repurchase Value is less than the Aggregate Value (as defined below) of the units of Safe Preferred Units the Investor would have received had the Repurchase not occurred (where such value is determined by multiplying the number of units of Safe Preferred Units by the Conversion Price and is referred to as the "Aggregate Value"), the Company shall pay to the Investor an amount equal to the difference between the Aggregate Value and the Repurchase Value promptly following the consummation of the Equity Financing. Such independent appraiser shall be regularly engaged in the valuation of securities. The foregoing repurchase option terminates upon a Change of Control or Dissolution Event.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

Any term of this Note may be amended or waived with the
written consent of the Designated Lead Investor provided that all holders of the notice are given prompt
written notice of such waivers and amendments.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Units	1,250,000	1,000,000	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	250,000

Describe any other rights:

The Company has not yet authorized any preferred units, but intends to if the convertible note converts. Preferred units will not have voting rights but will have liquidation preferences. If the convertible note converts to equity, investors will receive preferred units. The 250,000 options convert to common units.

The Company has entered into a licensing agreement with Mayo Clinic that involves a contractual "exit fee," which is calculated as equivalent to a 10% equity stake, subject to a $5M value cap.

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

None

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the unitholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the unitholders** may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The unitholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional units, an Investor's interest will typically also be diluted.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a Convertible Note is determined by the investor, and we do not guarantee that the Convertible Note will be converted into any particular number of units.

As discussed in Question 13, when we engage in an offering of equity involving Units, Investors may receive a number of units of Preferred Units calculated as either the conversion price equal to
the lesser of (i)
80% of the price paid per share for Equity Securities by the Investors in the Qualified Financing
or (ii) the price equal to the quotient of the valuation cap of $9,600,000.00 (the "Valuation Cap") divided by the aggregate number of outstanding units of the Company's units as of immediately prior to the initial closing of the Qualified Financing (assuming full conversion or exercise of all convertible and exercisable securities then outstanding, but excluding the units of equity securities of the Company issuable upon the conversion of the Notes or any other debt).

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Units that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors. Among the factors we may consider in determining the price of Units are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.
In the future, we will perform valuations of our units that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the
- market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Management, and the Investor will have no independent right to name or remove an officer or member of the Management of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from unitholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company to manage the Company so as to maximize value for unitholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company. If the Management of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its unitholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

Convertible Note

Issue date	10/19/18
Amount	$90,000.00
Interest rate	7.0% per annum
Discount rate	20.0%
Valuation cap	$8,000,000.00
Maturity date	04/17/20

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
10/2018	Section 4(a)(2)	Convertible Note	$90,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Sean McCauley
Amount Invested	$25,000.00
Transaction type	Convertible note
Issue date	10/19/18
Interest rate	7.0% per annum
Discount rate	20.0%
Maturity date	04/17/20
Valuation cap	$8,000,000.00
Relationship	Board Member

Name	Agustin Acosta
Amount Invested	$30,000.00
Transaction type	Convertible note
Issue date	10/19/18
Interest rate	7.0% per annum
Discount rate	20.0%
Maturity date	04/17/20
Valuation cap	$8,000,000.00
Relationship	Founder's brother

Name	Jorge Paz
Amount Invested	$35,000.00
Transaction type	Convertible note
Issue date	10/19/18
Interest rate	7.0% per annum
Discount rate	20.0%
Maturity date	04/17/20
Valuation cap	$8,000,000.00
Relationship	Founder's brother's father in law

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Only 30% of patients respond well to a given obesity treatment, but typical treatment is ad hoc, with doctors and patients guessing what will work -- to the tune of thousands of dollars. As Mayo Clinic obesity doctors, we've proven that identifying a patient's specific type (aka phenotype) of obesity through a rigorous 2-day test helps them lose double the weight. Now, we're developing a simple blood test to determine the obesity type. This test can help 40% of the population who has obesity.

All too often, patients with chronic diseases are not getting the most effective treatment because of a one-size-fits-all approach. We plan to break that paradigm beginning first with obesity and employing our novel approach to tackle diabetes, hypertension, hyperlipidemia, cardiovascular disease, and many other chronic diseases.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

Phenomix Sciences LLC was incorporated in the State of Minnesota in August 2017.

Since then, we have:

- Founded by two Mayo Clinic obesity doctors.
- Phenotype-guided obesity treatments lead to double the weight loss with fewer side effects than conventional care.
- Blood test has been clinically validated in 2 randomized controlled Mayo Clinic trials to predict obesity drug response.
- Blood test predicts obesity phenotypes with approximated 90% accuracy
- 40% of adults in the U.S. are obese.
- People spend thousands of dollars each year trying to lose weight with no luck.
- Projected price will be $600, competitively priced among other DNA tests and coaching (range from $200 - $1000).
- Phenomix will help people choose the most effective treatment, based on their unique biology, the first time.

Historical Results of Operations

Our company was organized in August 2017 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended September 30, 2018, the Company had revenues of $0.
- *Assets.* As of September 30, 2018, the Company had total assets of $22,617, including $22,617 in cash.
- *Net Loss.* The Company has had net losses of $21,503 for 2018.
- *Liabilities.* The Company's liabilities totaled $0 for 2018.

Liquidity & Capital Resources

To-date, the company has been financed with $90,000 in convertibles. The founder has also contributed $50,000 of capital.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 4 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 6 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Phenomix Sciences LLC cash in hand is $90,712, as of September 2018. Over the last three months, revenues have averaged $0/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $3,533/month, for an average burn rate of $3,533 per month. Our intent is to be profitable in 18 months.

There are no material changes or trend in our finances or operations since the date of financials.

We do not expect any revenue until the product is ready for commercial sale (Q2 2019). Our expenses will scale with funds raised. We plan to raise an additional $3mil between now and mid 2019 in order to fund our operations.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:
   A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
   B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
   C. engaging in savings association or credit union activities?☐ Yes ☑ No
ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No
ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No
iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No
ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.phenomixsciences.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

Phenomix Convertible Note

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

Andres Acosta
Ross Higgins
Sean McCauley

Appendix E: Supporting Documents

Executed_Operating_Agreement.pdf



INVEST IN PHENOMIX SCIENCES

maximum target met

$0
raised of $0 maximum target from 0 investors

Blood test to lose 2x the weight

Only 30% of patients respond well to a given obesity treatment, but typical treatment is ad hoc, wasting precious time and money. As Mayo Clinic obesity doctors, we've demonstrated that identifying a patient's specific type (aka phenotype) of obesity through two days of inpatient testing can help them lose 2x the weight when the phenotype is used to guide therapy selections. Now, we're developing a simple blood test to determine obesity phenotype to scale our success.



Andres Acosta
MD, PhD
Physician, Assistant Professor at Mayo Clinic. Founded Gila Therapeutics (raised $5M+).

Why you may want to invest

1. Founded by two Mayo Clinic obesity doctors.
2. Phenotype-guided obesity treatments may lead to double the weight loss with fewer side effects than conventional care.
3. Blood test has been clinically validated in 2 randomized controlled Mayo Clinic trials to predict obesity drug response at 90% accuracy.
4. 40% of adults in the U.S. are obese.
5. People spend thousands of dollars each year trying to lose weight with no luck.
6. Projected price will be $600, competitively priced among other DNA tests with wellness/health coaching (range from $200 - $1000).
7. The Phenomix "PhenoTest" will help patients and their healthcare providers choose the most effective treatment, based on their unique biology, the first time.
8. Provisional patent on IP for blood test and phenotyping algorithms.

$ 100 min

REMIND ME (2)

What you are investing in

Custom Convertible Note

$9.6M valuation cap

Investors in the first $50,000 of the raise will receive one complimentary PhenoTest to identify the obesity group/phenotype (See terms and conditions).

6% interest
20% discount
$25K+ pro rata right threshold

A Convertible Note is debt that converts to equity. If you invest, you're betting the company will be worth more than $9.6M in the future.

Earning a return
Learn more about convertible notes

Investor perks

$500+
10% discount on one PhenoTest

to identify the obesity group/phenotype (See terms and conditions).

$1,000+
20% discount on one PhenoTest to identify the obesity group/phenotype (See terms and conditions).

$5,000+
One complimentary PhenoTest to identify the obesity group/phenotype (See terms and conditions).

$25,000+
Five complimentary PhenoTests to identify the obesity group/phenotype and a visit to tour our facilities for a meet and greet with our team (See terms and conditions).

see less

[illegible]

Our Ambition

All too often, patients with chronic diseases are not getting the most effective treatment because of a one-size-fits-all approach. We plan to break that paradigm beginning first with obesity and employing our novel approach to tackle diabetes, hypertension, hyperlipidemia, cardiovascular disease, and many other chronic diseases. cardiovascular disease, and many other chronic diseases.

- Nature Interview Acosta 2016.pdf
- Gastrointestinal Traits in Rx of Obesity GIE 2015.pdf
- Acosta exenatide in rapid GE PR 2015.pdf
- Acosta camilleri quantitative traits Gastro 2014.pdf
- PHS_Pitch_Deck_110118.pdf

phenomixsciences.com

Why I Like Phenomix Sciences

INVESTOR QUOTE GOES HERE

INVESTOR

American Board of Obesity Medicine

A Conversation with Andres Acosta, MD, PHD Diplomate discusses "omics" abstract presented during Digestive Disease Week 2018 American Board of Obesity Medicine Diplomate Andres Acosta, M.D., PH.D., is hopeful that one day obesity can be treated
October 30, 2018 @ phenomixsciences.com

October 29, 2018 @ gastrojournal.org

Obesity: an individualized approach doubles the success rate of weight loss therapy

Many people think if they just stick to a diet and exercise, they'll lose weight; unfortunately, many are not successful. They wonder why they can't lose weight even after trying many different diets, work out programs and medications. According to
October 29, 2018 @ individualizedmedicineblog.mayoclinic.org

Expert Alert - Precision Medicine and Obesity

Newswise - ROCHESTER, Minn. - Mayo Clinic researchers have identified five sub-categories of obesity in an effort to determine the most effective, individual treatments. More than two in three adults are considered to be overweight or obese
October 29, 2018 @ newswise.com

Categories of obesity: Mayo Clinic Radio Health Minute

In this Mayo Clinic Radio Health Minute, Dr. Andres Acosta explains how categorizing obesity is helping to better understand the [...]
November 6, 2017 @ newsnetwork.mayoclinic.org

Genetics play a role in weight, but it's not the whole story

DEAR MAYO CLINIC: How big of a role does genetics play in weight? If you are predisposed to obesity because of your genes, how effective can a diet or other weight-loss strategies really be in the long run? Genetics play a role in determining
October 9, 2017 @ postbulletin.com

Individualized Obesity Treatment: Mayo Clinic Radio

Dr. Andres Acosta, a gastroenterologist at Mayo Clinic, reviews a new, individualized approach to treating obesity through the Mayo Clinic Center for Individualized Medicine. This interview originally aired Sept. 2, 2017.
October 5, 2017 @ youtube.com

Obesity: An Individualized Approach Doubles The Success Rate Of Weight Loss Therapy

Many people think if they just stick to a diet and exercise, they'll lose weight; unfortunately, many are not successful. They wonder why they can't lose weight even after trying many different diets, work out programs and medications. According to
July 19, 2017 @ huffpost.com

Disease drivers: Global consortia aim to unpack genetics of diabetes and obesity

Disease drivers: Global consortia aim to unpack genetics of diabetes and obesity
August 4, 2016 @ nature.com

GI, psychological traits linked to obesity, predict response to weight-loss therapy

Quantitative gastrointestinal and psychological traits associated with obesity can differentiate between obesity phenotypes and predict response to weight-loss pharmacotherapy, according to recent study findings.Aiming to identify quantitative
March 17, 2015 @ healio.com

No More Guess and Check: Introducing Targeted Obesity Treatment

Phenomix Sciences is developing a blood-based test to determine the underlying characteristics (aka "phenotypes") of obesity. Right now, doctors and patients blindly choose obesity treatments, spending thousands of dollars on something that ultimately, doesn't work that well.


PHENOMIX
SCIENCES
The four obesity phenotypes
Obesity has four 'Phenotypes' that require different weight loss strategies
I. Hungry Brain
II. Hungry Gut
III. Emotional Hunger
IV. Slow Burn
Satiation
Knowing when the meal is over
Satiety
Ability to not eat in periods between meals
Psychological/Reward
Eating in response to negative and/or positive emotions
Energy Expenditure
Base metabolic rate plus overall activity level
Now, with a blood test, a person's phenotype can be objectively determined, resulting in 'the right intervention for the right patient'
Confidential

We discovered four prominent obesity phenotypes to help patients choose the right treatment the first time.

Early Traction for Targeted Obesity Testing

2x weight loss	90% accuracy	2
Phenotype-guided vs. conventional treatment	Of blood test compared to two-day phenotyping test	Randomized clinical trials showed accuracy of blood test

Our Progress

We've demonstrated the accuracy of the blood test through three trials at Mayo, and before we launch, will need to validate our laboratory's analytical methods to meet CLIA standards. Unlike medical devices or therapeutics, our laboratory test doesn't need FDA approval because it is considered a laboratory developed test and is to be ordered only by licensed health care providers. We plan to obtain our CLIA registration (through the Centers for Medicare & Medicaid Services, CMS) in Q2 2019, which will allow us to start selling the tests in 45 states.

2012 - 2015

Initial 500-Patient Mayo Clinic Study

We discovered four obesity phenotypes with the two-day, rigorous test, but wondered if there was a way to make a simpler test.

Eureka!

We discovered a combination of DNA, metalabomics, and proteins can determine obesity phenotypes.

January 2017

Validated Blood Test Accuracy

From Jan 2017 until Oct 2017, we completed three trials at Mayo Clinic to determine that the blood test predicts phenotype with 90% accuracy.

October 2017

Spun Out of Mayo Clinic

Spun out of Mayo's "Employee Entrepreneur Program" with a license to the technology.

April 2018

Laboratory Retrofit

As of Oct 2018, we have identified a location for our clinical lab site in Minneapolis. The rest of the year, we will retrofit the space to bring it up to clinical standards.

Q4 2018

Q1 2019

Analytical Validation in Our Lab

To meet regulatory standards, we must properly validate the performance characteristics of the blood test within the Phenomix Laboratory

Q1 2019

Operations and Regulatory Buildout

Buildout our IT, infrastructure, equipment, procedures and policies to pass regulatory standards (CLIA).

Q2 2019

Regulatory Registration

Obtain CLIA certificate of registration through CMS, the USA regulatory body for laboratory testing.

Q2 2019

Start Selling in 45 States

"Launch the blood test and the portal for doctors to order and retrieve tests in 45 states.

Q3 2019

Gold Standard Accreditation

Obtain full laboratory accreditation through College of American Pathologists and obtain permits for testing in 4 more states: CA, PA, MD, RI. NY following in 2020

Our Market

40%	93.3 million	$599
Of U.S. adults are obese	U.S. adults with obesity	Price per blood test

Of this market, approximately 10 million people are currently looking for medications, devices, surgery, or medical-grade care for weight loss, spending an average of $3,000 a year on weight management. This is our first target market.

Pitch Deck


PHENOMIX
SCIENCES
Practical multi-omics solution for chronic diseases
The right intervention for the right patient
MAYO CLINIC
A Mayo Clinic Start-up Company
Confidential
OBESITY IS THE #1 CHRONIC DISEASE

DISCLAIMERS AROUND PERKS:

Legal restrictions may prohibit investors in Phenomix who are licensed healthcare providers from ordering Phenomix tests. Healthcare providers should consult with legal counsel regarding any such restrictions prior to making a decision to invest in Phenomix.

Discount program is void where prohibited. Certain exclusions and restrictions may apply. Discounts and discounted tests are non-transferable and may not be resold or billed to any third party. Discounted tests are limited to personal use by the original recipient and his or her immediate family members. Offer may not be combined with any other discount or promotion. Terms and conditions are subject to change without notice.

PhenoTest must be ordered by a licensed physician. PhenoTest and PhenoTest results are not intended to diagnose or treat any healthcare condition or disease and are not a substitute for consultation with your physician. Always discuss the tests and your results with your physician before making any medication decisions.

Meet the Founders



Andres Acosta

MD, PhD

Physician, Assistant Professor at Mayo Clinic. Founded Gila Therapeutics (raised $5M+).



Michael Camilleri

MD

Gastroenterologist and Professor at Mayo Clinic. 800 publications and holds multiple patents.

AND THE REST OF THE TEAM



Ross Higgins

COO

Operations management, scientist, and business professional with 10+ years experience in clinical laboratory and biotech startups



Erich Heneke

CFO

Supply chain management, financial accounting and controls, healthcare, financial reporting



Sean McCauley

Board Member

Specialties: Pricing Retail Analytics Data Visualization Consulting



Xavier Frigola

Advisor, Business Development

Helps startups in the healthcare sector in the initial phases.



Tim Still

Board Member

Accomplished CEO with over 28 years of experience in healthcare and medical diagnostics.



Paul Owen

Advisor, Strategy

Experienced diagnostics and medical device executive

Raised $90,000From 2+ Investors

Sean McCauley
Consultant at TPG Capital, CFO of Rochester Home Infusion

Agustin Acosta

Interview

Wefunder interviewed Andres Acosta and Ross Higgins of Phenomix Sciences on October 18, 0012.

– COLLAPSE ALL

WF: What is Phenomix and what are you making? ^

SCIENCES:

We are the first company to offer a blood-based test that can identify a patient's underlying obesity group (phenotypes). Previous methods of phenotyping obese patients have been limited to only a handful of academic medical centers worldwide, cost thousands of dollars to perform, and take several days to complete in an inpatient setting. Now a simple blood test can make the obesity phenotype accessible to everyone. Why this is important? Obesity is a complex disease characterized with a lot of inter-individual variability, which makes selecting the right treatment quite difficult. If you know the phenotype prior to initiating therapy, you can select the intervention for them with the highest probability of success right out the gate. Our initial data shows that phenotype-guided treatment selection more than doubles weight loss as compared to non-phenotype guided therapy.

WF: What is the current approach? What are its challenges? ^

SCIENCES: Unfortunately, obesity and chronic diseases are addressed with the approach that one treatment works for everyone. We're all unique individuals. We get diseases because of different reasons and our bodies respond differently to treatments. So, one treatment is not going to work the same way for every person.

In the United States, more than 1 in 3 adults are obese. We have tended to think they all have the same problem. When we do that and we use any of the five FDA approved medications, or the four devices approved by the FDA, or we do surgery for these patients for weight loss, unfortunately, we see the common paradigm that 30% of patients have a great response, 30% of patients have an average response, and 30% of patients have a poor response. This clearly tells us that there is a great need to identify who will be the best responders for each intervention.

Because of this one-treatment-fits-all approach to obesity and this pattern of response, patients feel that when they start a treatment, if they're within that 60% of patients that do not respond or are average responders, they don't want to continue on the treatment. On top of that, these medications, unfortunately, have some side effects. If you are a non-responder and then you are facing the side effects, you likely will decide not to stop the medications.

Producing effective weight loss is not only associated with feeling lighter from a physical perspective and having a better body image, but is also extremely important from a health perspective. We know that losing more than 15% of body weight for obese people is important to reducing cardiovascular risks and also helps with diabetes, hypertension, cholesterol, lipid disorders, fatty liver disease, joint problems, depression, anxiety, and sleep apnea. It also significantly reduces the risk of certain cancers.

So, the problem that we're facing is that patients don't want to engage in weight loss programs because of a common lack of response. Unfortunately, the adoption rate of these new FDA-approved interventions is less than one percent of the population. They have not been able to penetrate the market.

WF: How exactly does your testing operate?

SCIENCES: We brought all the knowledge that we have acquired from precision medicine and we have applied it to chronic diseases, especially to obesity. We're walking away from the one-treatment-fits-all approach and are identifying what is unique among individuals to see who will respond best to each treatment and apply that to newer treatments.

After working for five years and studying obesity and diabetes at Mayo Clinic, we have been able to identify subgroups, or phenotypes, of individuals with obesity. We find out what is driving the disease in each individual and then we can determine what will be the best treatment for them and tailor the medication or the intervention for the phenotype.

WF: How do you do that identification of phenotypes? What does the process look like from a patient point of view?

SCIENCES: Historically, when a patient comes to see us or when we're doing our research, we give people meals and ask them to eat as much as they can until they feel full. We have done this in about 1,000 patients, so we know how many calories an average patient eats, as well as someone with obesity.

Then we study their level of fullness, the gastric emptying and the gastric physiology, the gastrointestinal hormones and other hormones that tell us about fullness, and we do questionnaires to see who has emotional eating and behavioral components that influence their eating behavior. Then we study their physical activity using indirect color imagery, and we do questionnaires to know how physically active they are throughout their day.

So, when patients go through this process in the clinic, it takes almost two days of different testing and interventions in our research unit in order to identify his or her unique phenotype. For example, if a patient comes to see us and they eat a significant amount of calories compared to our normal controls, we will know that those patients have an abnormal sensation of fullness, and that's the paradigm that we call a hungry brain. The brain is not feeling full after a meal.

With these studies, we have come up with basically four phenotypes of obesity. What we're proposing is a blood test alternative to these previous methods that will give you the same level of reliability in determining those phenotypes very accurately, but with a test that can be collected in an outpatient center and sent to us.

The sample would be submitted to our clinical laboratory in Minneapolis. The laboratory would analyze the patient's DNA as well as their metabolic profile. They will be looking at very specific biomarkers that can tell us a lot about that patient from a metabolic perspective. And then we combine that information along with other factors that we receive from behavioral questionnaires I mentioned earlier to produce the final report that classifies the patient into one of the four phenotypes.
It's not only easier for the patient, but there is also a much quicker turnaround time to get an answer so that the physician can initiate a treatment therapy for that patient without sending them through multiple days of testing at a place like Mayo Clinic.

WF: What stage of development are you guys at with the process of classification?

SCIENCES: The company's just starting. We have been working in developing this at the Mayo Clinic for the last two years, and now we have the technology far enough along to turn this into a laboratory test. So, at this stage, we have identified a lab, we have a team mapped out to run the test, and we plan to be fully operational in the second quarter of 2019, at which time we will start offering the tests.

WF: But you've already been running the tests over the last couple of years?

SCIENCES: Yes, the assay itself has been running in one of the core laboratories at the Mayo Clinic, and Andres has had the opportunity to compare the blood-based information from the laboratory tests to the data that he has already generated from the traditional and more invasive way of phenotyping the patients. From that comparison, he's drawing a very strong correlation between the blood test and the previous method.

WF: How confident are you that the much simpler approach is giving you similar results to the more intensive approach?

SCIENCES: The test has a sensitivity and specificity accuracy close to 90%. So that tells us that it's very reliable and we will be able to identify with the blood test the specific phenotype of the patient to guide the treatment.

WF: How successful are the phenotype-guided treatments compared to standard of care?

SCIENCES: Well, when we take these medications and apply them to the obese population, the average weight loss at one year is around six to eight percent . When we use the same clinical setting for these phenotype-guided interventions, the average weight loss at one year is closer to 13%.

Right now, with the current standard of care, 20-30% of the patients will lose more than 10% of their body weight. So, only about 30% of patients weighing 200 pounds will lose more than 20 pounds. With our tests, between 55% and 60% of patients will lose more than 10%. But we're also doubling the number of patients who might be good responders. That is important because that's telling us that with this approach, we can clearly improve the outcome in most of the patients.

WF: Are there basically four categories of treatment that correspond with each of the four phenotypes?

SCIENCES: This classification that we're proposing is completely new, so the drugs right now aren't sub-classified the way we're proposing. But if we go back and look at how the drugs work, we can try to fit these drugs into our sub-classification. The majority of these drugs are having an effect on our fullness or satiety. Some of them have an effect on our emotional eating, but none are having an effect on our energy expenditure or how we burn our calories. The same thing goes for devices and surgery. So, this create a very nice opportunity to create new drugs to target these unique phenotypes.

We know that about 17% of patients have a mixed profile with two or three phenotypes. That is important because if we start a treatment targeting one phenotype, that might not be enough for that patient, and we might have to include a treatment for another phenotype. So, that's why we're proposing that we do these tests in a sequential manner, most likely every three to six months, and make sure that there are no new phenotypes that are being exposed once the most prominent phenotype is being treated.

WF: Does this classification also address diabetes as well as obesity? Are there other chronic diseases that you're looking at classifying in this blood type test?

SCIENCES: The current test only addresses obesity and can be helpful for diabetes. But our plan is to develop new, unique tests for hypertension, hyperlipidemia, and many other chronic diseases. We foresee that phenotypes will help us bring precision medicine to the management of those conditions.

WF: Are there a lot of other companies that are bringing this more targeted approach to treating diabetes and other chronic diseases?

SCIENCES: Unfortunately, no. Many of the precision medicine efforts have been focusing on cancer. There has been less work taking place in precision medicine for chronic diseases.

I don't know the right answer for why other companies have not jumped into this space. Maybe because when we talk about "omics", you know, genomics, metabolomics, epigenomics, and all this omic technology, maybe they had been looking at these conditions and have not been able to find new targets or new pathways or new conditions or new subgroups within those diseases that can help us understand them better.

That is the beauty about studying the disease and being able to phenotype it more specifically before you apply multi-omic technology. We have taken a step back and decided to use all this next-generation sequencing and all these omic technologies against a more defined population rather than the whole population, and understanding these phenotypes first will characterize the patients extremely well. So, we know what we're looking for, and then we try to find all these omics-based patterns from a genius population for chronic diseases.

WF: What proportion of the population are currently getting treated for obesity in ways that you can improve?

SCIENCES: I think every single person who's suffering from obesity and who wants to try to lose weight could benefit from our tests. If we put that in numbers, 40% of the population has the diagnosis of obesity, even though 70% of patients are overweight. On average, those 40% of patients who have obesity are trying three to five diets per year, with a success rate of one percent.

So, these patients are really trying to lose weight and are not being successful. I think first they need to seek medical care and look at this as a medical problem. Our tests will be able to help us identify a targeted therapy that can be a diet, medication, device, or surgery that can be specific and individualized for their unique problem, instead of trying to use a one-treatment-fits-all approach.

WF: How big the market is in terms of dollars for obesity treatments spent per year?

SCIENCES: Yes. A report came out this year stating that for the first time in the history of any disease, we're going to start talking trillions. Obesity costs the United States $1.4 trillion a year. That is direct and indirect. What I mean by indirect is that we're including the cost of cancers that are associated with obesity, for example. But if we just talk about the direct cost of obesity, the amount of money that patients are spending on weight loss attempts is around $220 billion a year. This is from the things that you buy to joining a gym to the diet that you try at home to the medications and the surgeries that you can do. It's a huge market with 111 million patients.

We want to tap into about 10 million folks who are actually looking for medications, devices, and surgery for weight loss or who are looking for professional medical grade care for their weight loss and obesity. Those 10 million folks are spending an average of more than $3,000 a year in weight management. Many of the folks are going through medical-grade commercial programs for weight loss. They're spending money on meal replacements and medications. That's what we consider to be our addressable market.

WF: You said 10 million at $3,000 a year would get you to $30 billion of the $220 billion, right?

SCIENCES: Right, but we also need to think that from those 10 million people, about 300,000 are spending more than $50,000 in surgery a year. So, I don't know if there's a real model to understand it.

I'd like to bring back the concept of the cost of pharmacotherapy. So with the type of drugs approved, the majority of them go for $200 a month out of pocket. Insurance doesn't cover this. But there's one medication, one of the best medications, that costs $1200 a month. And even if insurance will cover it, the co-payment is $600 a month. So, imagine that your physician prescribed this medication for you and you are one of those 70% of patients who do not respond. You spend tons of money in the first three to four months, and you get no results.

As for devices for weight loss, we have four devices that are approved by the FDA. Usually, they're out-of-pocket expenses. These will cost from $7,000 to $20,000. If you want to get a balloon for intragastric weight loss, it will cost you around $20,000.

So, what if you're one of those 70% of patients who will not respond, and you just spent $20,000? A simple blood test will tell you whether you will be a good candidate for a $20,000 balloon. So, the ROI will be very significant for individuals and for physicians who are considering the health economics of the cost of these medications, devices, and surgery when advising patients.

When we talk about population health and think about a large company, let's use the example of Walmart, which has more than one million employees and probably around a 60-70% obesity rate. A company like Walmart offering a weight management or weight loss program to their employees is a great idea, but they might be expending a lot of resources for a very poor response rate. If we can guarantee double the response rate on your same investment with a little bit extra cost, it might be completely worth it because of all the things that you would have prevented in the long term with the complications of chronic disease.

WF: Who will your customers be?

SCIENCES: Our first marketing approach is really to focus on around 2,500 physicians who are board certified to treat obesity and are considered obesity specialists. Starting out as a relatively small organization, we're going to take a very targeted approach with these initial early adopters. We will be using digital marketing to directly target these providers and also to inform patients who are likely seeing those providers. We're going to use some tools like geofencing to try and target patients within certain areas where there's a clinic or where they might be seeking out weight loss treatments, to try to inform them proactively about the test.

Patients also are some of the best advocates when new disruptive technology comes out. You have early adopters within the physician group, but physicians have been treating obesity a certain way for a certain period of time, and this technology perhaps wasn't around when they were in medical school or going through their residency and fellowship. So, I think having a dual strategy is really important so that patients can also advocate for a blood test.

I also think it will be important to have a direct education and marketing campaign targeting the 2,500 physicians that we need to reach. We know how to find them and we believe they will be very receptive. In an informal survey a couple weeks ago at the national fall meeting of the Obesity Medical Association, we spoke with 20 of these physicians, and we had a positive response of more than 90% saying that they would use such a test if one was available.

Aside from the physicians I've met, many have sent me LinkedIn comments or personal emails saying this is what is needed in the field of obesity. We have created special pricing levels for the clinics to become our early adopters. We provide educational materials for the physicians to use, and we provide a portal, so the physician can log in to see all of the tests and track the results and really feel engaged.

WF: How will your revenue grow over time, based on your projections?

SCIENCES: On the assumption that 5% of these physicians will adopt our test, and assuming that they each treat around 2,000 patients a year and only 5% of those patients will agree to have our test done, we're going to have between 1,000 and 2,000 patients a month after a ramp up period. Let's assume that we only have 1,000 patients a month, that is 12,000 tests ordered in a year. We think we can achieve this within our first 1-2 years and then continue growing around 10-20% a year. And these are very good, conservative numbers, but incremental enhancements and subscription offerings could make these numbers even larger.

We're going to charge $600 a test, and that would be competitive with other tests right now in the wellness and DNA space. This is an out-of-pocket payment, so we don't incur the cost of insurance discounts or the third party billing.

Administering 12,000 tests in a year will amount to $7.2 million in revenue. A $600 price point is a 60-70% per-unit gross margin

WF: Why are you confident that $600 is the right price point?

SCIENCES: It's competitive with other products on the market that are testing DNA wellness and other metabolic matters. We are comparable for an out-of-pocket test. And I think that there's another important point of differentiation too if you look broadly across the field of consumer tests. The vast majority of those are not running in a clinical grade type of environment. They're really not intended to be used for healthcare decisions and medical decisions. They're more geared towards telling you a little bit about your genomic profile. I think consumers will recognize the difference in value for this type of test, especially since medical-grade and prescription obesity treatments are already mostly out of pocket costs.

WF: Theranos had a pretty well-publicized case of where this can go wrong. Can you reassure investors as to what the difference is here?

SCIENCES: I think one of the factors that lead to the downfall of Theranos was that they were not forthcoming with the technology. Andres has published a lot in the field of obesity, and I don't anticipate that his publications would halt now that we're commercializing this test. In fact, it's better that we spread the word and get the information out there in the hands of clinicians so that they have confidence that this is legitimate and is not only going to provide an accurate analytical result, but it's also going to be an accurate proxy to the data provided by the more traditional method of in-person obesity phenotyping.

On top of all the data that we have already published, we're working on a couple of large publications that will be shared by the scientific community. So, people will be able to go and see our results from large data sets. But we acknowledge that more studies are needed, and we want to continue with more research and development in this area, because we think that the more we understand about this and the more we can advance the field of creating precision medicine for chronic disease, the more we'll be able to cure all these diseases and eventually live healthier lives.

So, we're going to continue investing in research and development. We're going to expand to other diseases and are going to run standard-of-care and multi-center clinical trials in order to continue to validate these at other institutions. We have Mayo Clinic and a group of collaborators from Spain validating our data, but we wish to expand beyond just two institutions. We want to have ongoing research and studies that continue to validate our data.

Theranos never showed any data. We already have six publications and hope to have a lot more.

WF: What costs do you anticipate?

SCIENCES: The primary costs would be the cost of marketing, cost of sales, and cost of running the test. And there's some overhead in terms of staff to run the tests, but many of the platforms that we're planning to implement are very automated and would be quite scalable for higher volumes in the future without necessarily adding many additional people.

WF: What's the capacity of the facility in Minneapolis?

SCIENCES: We've designed a space that has plenty of room to expand the laboratory and equipment footprint, and if we're wildly successful, I think we could easily handle 30,000 tests per year. And if we need more than that, some slight modifications to the existing space and additional equipment would allow us to achieve well over 100,000 tests per year.

WF: So, I imagine this is a space where acquisitions of companies are very prevalent. Is this something that Pfizer would acquire down the line?

SCIENCES: It's certainly possible. Companies that might be interested in us are large pharmaceutical companies with a strong diagnostic portfolio or large diagnostic companies that sell diagnostic tests all over the world and would be able to run the operations on a very large scale.

WF: Who are your competitors? How are you different?

SCIENCES:

There are a lot of consumer-facing companies offering saliva-based tests to tell you interesting facts about your DNA and genetic makeup. Some of these companies provide interpretations in the area of health and wellness, but these are distinctly different than what we are setting out to do. First, we are building a clinical grade test and analyzing much more than just your DNA. This is an important distinction because there are additional factors in your metabolism that can be measured, known as the "metabolome," that also play an integral role. A robust obesity test needs to consider as many factors about the individual as possible. Second, we are raising the bar with "real" outcomes (data) coming from Mayo Clinic. Most of our competitions are relying only on data gathered from "association" studies and lack any meaningful review of outcomes to demonstrate that their recommendations are actually clinically useful.

There is this underlying belief by many that your DNA holds the answer to everything. Indeed, your genetic makeup is important, but when it comes to the etiology of chronic diseases like obesity, there is much more to consider. What we are setting out to do is to take in all of the information available to us about an individual. This includes DNA, but also takes into account behavioral and factors as well. This is critical with a heterogenous disease like obesity, which has lots to do with the "metabolome". The one-fits-all approach is old school to us and we are going to usher it out of the practice of obesity medicine for good; starting first by targeting ~2,500 board certified obesity physicians and then expanding our marketing efforts to ensure this technology can reach the >100M people affected by obesity.

WF: Who is the team?

SCIENCES: Michael Camilleri and Andres Acosta are the co-founders.

Michael is a Gastroenterologist at the Mayo Clinic. He's a named professor, with more than 800 publications and multiple patents. In the past, he was the President of the American Gastroenterology Association, the American Neurogastroenterology and Motility Association, and was the Dean for Development of Mayo Clinic.

Andres is a physician at Mayo, and has been working on Phenomix part time.

Sean McCauley has a PhD from Berkeley. Once he finished his post-doc, he was a consultant at McKinsey for many years. Then he went to Target, and from there, he was recruited to TPG Capital. He's been working there since then. Sean is on the board. At some point he was going to take the Chief Financial Officer position. But he was not authorized by TPG. So, he's on the board of the company. He has been helping us a lot with the business side of this and bringing his retail experience to our strategy of penetrating the market with this technology.

The other member of the board is Timothy Steele. He is also a PhD in chemistry and biotechnology in analytics. He has more than thirty years of experience in diagnostics and analytics. He has been the CEO on three or four successful exits of biotechnology and diagnostic startups. He just came out of a successful public offering for Gold Diagnostics, and has been the chairman of the board for that company. Now he's going to be helping us with development.

There are a few other people who have been doing consulting in specific areas of marketing, business development, interactions with Mayo Clinic, and a few other areas.

Ross is the only full-time employee and he brings significant experience with building scalable operations and teams within startups, particularly within the laboratory space. We have been able to do more in the last four weeks since Ross has joined us than in the last four months, so that's great.

WF: What is Andres' previous company?

SCIENCES: Prior to Phenomix, Andres started a company called Gila Therapeutics. During his PhD, he found that if you activate the tongue receptors and change your taste perception, you can feel full. It's a completely new pathway to feel full. They're developing a gum and a dissolvable strip that you put on the tip of your tongue. You let it dissolve in your mouth, and you start eating, and you feel full sooner. The idea is people will eat less and will lose weight.

They submitted a few patents, started the company, and raised $5 million. Rodent tests proved the hypothesis. Then they did the first test in humans and showed that humans with obesity feel 20% fuller when they use this compound. Right now, they're in the process of raising a Series B of around $20 to $22 million, and they're getting traction from different VCs. They have a team of eight people working on this, and plan to do a weight loss trial in 2019. Andres is still helping with that company, even though there's now have a full team of individuals working on it.

WF: What is the relationship with the Mayo Clinic?

SCIENCES: As a physician scientist at the Mayo Clinic and young faculty there, all the work that has been done to date has been at the Mayo Clinic. Andres is a full-time physician, and only sees patients for obesity. We submitted a patent last November with all this technology. We enrolled in the "Employee Entrepreneur Program" that incentivizes scientists from Mayo Clinic to spin out their own technology -- that's what we did. We created Phenomix Sciences, and we got an exclusive license to all our technology, our know-how, and three years of improvements in order to develop the company. In return, Mayo Clinic will have 3% royalties on any sales and 10% equity in the company -- it's what we call a Mayo Clinic startup company.

WF: Can you talk a little bit more about the intellectual property side?

SCIENCES: Behind the blood test is a formula. It has ten variables, and each variable contributes differently to the equation in order to know what your phenotype is. So that's going to be a mix of the patent that we submitted last November and trade secrets that only the physicians, the scientists, the Mayo Clinic, and the company will know. And we'll have access to the patent, the rights to the patent, and the know-how.

We decided to look into this license for whatever comes from the lab during the next three years regarding this approach. If, for example, we invent something else in this area four years after this, we need to go and get a new license for those things.

The reason is because, while doing all these omics, there may be a lot more information coming, maybe version two of the formula, version three, and so on. What I mean by exclusive license is that no one else will have rights to any of this. Anyone who wants access to this needs to come through Phenomix. Mayo Clinic cannot offer it to someone else. The license is indefinite.

There are a lot of smart people in this world, and many people will try to go around your claims. The patent covers this concept of applying multi-omics into phenotypes of certain disease. So, we're describing sub-diseases within a disease. That's the first thing. That is not extremely defensible, but it's important because if you want to apply a concept against that and another type of test, like a urine test, then what's very defensible is the type of DNA markers that you see mixing with metabolomics and the questionnaire. The combination of these variables are extremely defensible. We defend each variable individually as unique, and we defend parts of it. So, we put many variables within our patent to be very defensible.

There's room for strong IP protections here. However, you never know how the rules are going to change or the laws might change in the next couple of years. We are going to keep a lot of this information as trade secrets. We're not going to publish everything.

WF: What's your biggest risk? What keeps you up at night?

SCIENCES:

1. Physician adoption has proven to be a challenge for some other disruptive tools and technologies and some companies have underestimated what it takes to change physician behavior. We believe the best mitigation strategy here is providing the medical community with robust data and education. Another way we plan to get ahead of the adoption risk is ensuring that patients are also informed about the availability of this technology. Patients can be great advocates of new technologies.

2. The FDA has indicated through draft guidance that it intends to make changes to how laboratory tests are regulated. While this does represent some regulatory uncertainty for us, the new regulations have not been finalized, would require congressional oversight to implement, and in all likelihood would take many years to implement across the industry. Our longer term mitigation strategy involves filing for FDA-approval for our assay, which would also potentially open up the opportunity to market our test directly to consumers without a physician's order.

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RISKS

1 FDA or other governmental actions could introduce new and unforeseen regulatory burdens or limitations relating to how we develop, sell, or market the test. There can be no assurance that new regulations will not interfere with our proposed business model.

2 Our management team is small, consists of some part time personnel and therefore the loss of services by any member of the team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel

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